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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 20th day of March, 2000, by and between NEP Supershooters, Inc., a Pennsylvania corporation ("Buyer"), on the one hand, and Unitel Video, Inc., a Delaware corporation and Debtor and Debtor in Possession ("Seller"), on the other, under Case No. 99-2979 (PJW) (the "Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

                                    RECITALS

         Seller wishes to sell to Buyer the assets identified herein at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    TRANSFER OF ASSETS.

      1.1    PURCHASE AND SALE OF ASSETS. On the Closing Date (as defined in
Section 3.2 below) in consideration of the Purchase Price (as defined in Section
2.1.1 below), the covenants, representations and other obligations of Buyer set forth herein, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest as of the Closing Date in and to the following assets, wherever located (collectively, the "Property");

               1.1.1 ASSETS. All of those items of equipment and tangible personal property owned by Seller and listed in EXHIBIT "1.1.1" attached to this Agreement (the "Assets").

               1.1.2 INSURANCE PROCEEDS. All insurance proceeds (excluding business interruption insurance) arising out of or related to damage, destruction or loss of any Assets to the extent such damage, destruction or loss occurs on or subsequent to the date hereof and remains unrepaired or unreplaced at the Closing Date.

               1.1.3 BOOKS AND RECORDS. All of the books and records listed on EXHIBIT "1.1.3" attached to this Agreement.

      1.2 INSTRUMENTS OF TRANSFER. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer shall be made by the Bill of Sale and the Assumption Agreement provided for in Section 3 below.



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2.    CONSIDERATION.

      2.1    PURCHASE PRICE.

               2.1.1 CONSIDERATION. The consideration to be paid by Buyer to Seller for the Property shall be $6,000,000 (the "Purchase Price").

               2.1.2 DEPOSIT. Concurrently with the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the "Execution Date"), Buyer shall deposit with Seller $600,000 (the "Deposit") in immediately available funds, which Deposit shall be nonrefundable to Buyer except as provided in the following sentence. The Deposit shall become refundable to Buyer upon the earlier of (i) the date which is 15 days after the Execution Date if the Bankruptcy Court has not entered the Procedures Order on or prior to such date, or (ii) the date on which the Bankruptcy Court (or an appellate court) approves the sale of the Property to a party other than Buyer or an affiliate of Buyer. At the Closing, if it occurs, the Deposit shall be credited toward payment of the Purchase Price in the manner specified in Section 2.1.3 below.

               2.1.3 On the Closing Date, if it occurs, Buyer shall pay and deliver to Seller, by wire transfer of immediately available funds to an account specified by Seller, the Purchase Price less the Deposit.

3.    CLOSING TRANSACTIONS.

      3.1 CLOSING. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, located at 425 Park Avenue, New York, New York 10022.

      3.2 CLOSING DATE. The Closing shall be held on the fifth day after satisfaction or waiver of the conditions to Closing in Section 4 (or if such day is not a business day, on the first business day thereafter) or another date specified in writing by Seller or Buyer and reasonably acceptable to the other (the "Closing Date") but in no event shall the Closing be held later than 60 days after the Execution Date (the "Outside Date"). Until this Agreement is terminated, the parties shall use their commercially reasonable efforts to satisfy all conditions to Closing as expeditiously as possible.

      3.3 SELLER'S DELIVERIES AT CLOSING. On the Closing Date, Seller shall make the following deliveries to Buyer:

               3.3.1 A bill of sale, duly executed by Seller, in the form and on the terms of the bill of sale attached hereto as EXHIBIT "3.3.1", pursuant to which Seller transfers the Property to Buyer (the "Bill of Sale").



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               3.3.2    A certificate from the President of Getzler & Co., Inc.,
certifying that the conditions set forth in Section 4.2.1 are met.
               3.3.3 An Assignment and Assumption Agreement substantially in the form and content attached as Exhibit 3.3.3 hereto, duly executed by Seller, pursuant to which Seller assigns to Buyer the Bookings referred to in
Section 3.6 (the "Assumption Agreement").

      3.4 BUYER'S DELIVERIES AT CLOSING. On the Closing Date, Buyer shall make or cause the following deliveries to Seller, as appropriate:

               3.4.1 Buyer shall deliver to Seller that portion of the Purchase Price to be delivered by Buyer directly to Seller at the Closing under
Section 2.1.3 in immediately available funds to an account designated by Seller.

               3.4.2 An officer's certificate certifying that the conditions set forth in Section 4.1.1 are met.

               3.4.3 All resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, certified by the Secretary of Buyer.

               3.4.4    An incumbency certificate pursuant to Section 4.1.4.

               3.4.5    The Assumption Agreement, duly executed by Buyer.

      3.5   TAX MATTERS.

               3.5.1 All sales, use, transfer, recording and ad valorem, and other similar Taxes and fees ("Transfer Taxes") and motor vehicle registration transfer and licensing fees, arising out of or in connection with or attributable to the consummation of the transactions effected pursuant to this Agreement shall be paid solely by Buyer. Seller shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes. Seller shall provide Buyer with a copy of a draft of any filing or report relating to Transfer Taxes or where a filing or report is not required, a schedule reflecting the calculation of the amount of any Transfer Tax liability a reasonable period of time prior to the due date of such filing or report, or of payment of such liability, so that Buyer can review the same. If Buyer disagrees with the calculation of Transfer Tax due, then, unless Seller agrees with Buyer's position with respect to the amount of Transfer Tax liability, their dispute shall be referred by the parties to an arbitrator chosen jointly by them, the decision of which arbitrator shall be final. Buyer shall pay to Seller the full amount of the Transfer taxes, determined either by the agreement of the parties or by the arbitrator, in sufficient time to enable Seller to remit such amount in payment of the Transfer Taxes, in a timely fashion, to the relevant taxing authority, or, if later, as soon as the amount of such Transfer Taxes is determined. If additional Transfer Taxes are imposed on Seller by any taxing authority, then such Seller shall promptly inform Buyers of each event and Buyer shall promptly pay the additional amount owed.


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               3.5.2    Buyer and Seller agree to file their respective Federal
and state income tax returns, reports, and forms, including Internal Revenue Service Form 8594, in a manner consistent with the Purchase Price Allocation Schedule (as defined below) as such schedule may be adjusted, from time to time, as listed in EXHIBIT "3.5.2" attached hereto (the "Purchase Price Allocation Schedule"). The Purchase Price Allocation Schedule shall indicate, in reasonable detail, the allocation of the sum of the Purchase Price to the various categories of (i) assets specified on Internal Revenue Service Form 8594 (and any schedule required to be attached thereto) and (ii) depreciable or amortizable assets for Federal income tax purposes.

               3.5.3    After the Closing Date, neither Buyer nor Seller shall
(i) take any position in any Federal or state income tax return, report, or form, including any amendments thereto or (ii) reach any settlement or agreement in respect of any audit of such returns which, in either case, is inconsistent with the Purchase Price Allocation Schedule, unless such inconsistency is mandated by applicable law. If such inconsistency is mandated by applicable law, the party taking such position shall provide timely and reasonable notice to the other party of such inconsistency and its effect on the Purchase Price Allocation Schedule.

               3.5.4 Notwithstanding anything to the contrary herein, the Purchase Price Allocation Schedule shall not (i) be binding in (a) the Case, on Seller's creditors and other parties in interest therein, and (b) the chapter 11 cases of Unitel 53 LLC, Unitel 57 LLC, and R Squared, Inc. (collectively, the "Affiliated Debtors") on the Affiliated Debtors' creditors and other parties in interest therein and (ii) have precedential value with respect to any allocations of value contained in a plan of reorganization or liquidation involving Seller or the Affiliated Debtors.

      3.6 BOOKINGS. Buyer shall, effective as of the Closing Date, assume all liabilities and perform all obligations of Seller with respect to any currently scheduled Bookings related to the Assets as listed in EXHIBIT "3.6" and any other Bookings related to the Assets entered into by Seller in the ordinary course of the Business between the Execution Date and the Closing Date, with the consent of Buyer, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that Buyer shall not assume any liabilities and need not perform any obligations of Seller with respect to any Bookings related to the Assets of which Buyer does not have knowledge as of the Closing Date. Buyer will indemnify, defend and hold Seller and its officers, directors, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, penalties, costs and expenses accruing after the Closing Date (including, without limitation, reasonable attorney's fees to the extent permitted by law and accounting fees and investigation costs) that may be incurred by any such indemnified party and, directly or indirectly, resulting or arising from, related to or incurred in connection with the Bookings assumed by Buyer.

      3.7 POSSESSION. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, locks and other similar items as Buyer shall require to obtain immediate and full occupation and control of

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the Property. Seller shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.


4.    CONDITIONS PRECEDENT TO CLOSING.

      4.1 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to consummate the transactions contemplated hereunder shall be subject to waiver by Seller or the satisfaction of each of the following conditions at or prior to the Closing:

               4.1.1 Each representation and warranty of Buyer contained herein shall continue to be true and correct at the Closing, each covenant and obligation to be performed by Buyer prior to the Closing shall have been performed in all material respects and an officer of Buyer shall have certified the foregoing to Seller in writing.

               4.1.2 Buyer shall have executed and delivered to Seller the Bill of Sale and the Assumption Agreement and the other documents required to be executed by Buyer under this Agreement.

               4.1.3 Seller shall have received the total Purchase Price in immediately available funds (less the Deposit).

               4.1.4 Buyer shall have delivered to Seller: (i) certified copies of resolutions duly adopted by Buyer's board of directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement certified by the Secretary of Buyer; and (ii) a certificate from the Secretary of Buyer as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

               4.1.5 No action, suit or other proceedings shall be pending before any court, tribunal or Governmental Entity seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Entity having appropriate jurisdiction.

               4.1.6 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.2.1 below and the Approval Order as contemplated by and defined in Section 8.2.2 below and the Approval Order shall not have been stayed as of the Closing Date.

      4.2 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions contemplated hereunder shall be subject to waiver by Buyer or the satisfaction of each of the following conditions at or prior to the Closing:

               4.2.1 Each representation and warranty of Seller contained herein shall continue

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to be true and correct at the Closing, each covenant and obligation to be performed by Seller prior to the Closing shall have been performed in all material respects and the President of Getzler & Co., Inc. shall have certified the foregoing to Buyer in writing.

               4.2.2 Seller shall have executed and delivered to Buyer the Bill of Sale, the Assumption Agreement, and any document necessary under state law to effect the transfer of title of motor vehicles constituting part of the Assets and each other document required to be executed by Seller under this Agreement.

               4.2.3 No action, suit or other proceedings shall be pending before any court, tribunal or Governmental Entity seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Entity having appropriate jurisdiction.

               4.2.4 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.2.1 below and the Approval Order in accordance with Section 8.2.2 below and the Approval Order shall not have been stayed as of the Closing Date.

      4.3 TERMINATION. If any of the conditions in Section 4.1 is neither satisfied nor waived on or before the date by which the condition is required to be satisfied (or, if no date is stated, by the date which is 60 days after the Execution Date), the Seller may terminate this Agreement by delivering to Buyer written notice of termination. If any of the conditions in Section 4.2 is neither satisfied nor waived on or before the date by which the condition is required to be satisfied (or, if no date is stated, by the date which is 60 days after the Execution Date), the Buyer may terminate this Agreement by delivering to Seller written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; PROVIDED, HOWEVER, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date. This Agreement may also be terminated by Seller if (1) the Bankruptcy Court does not enter the Procedure Order within 15 days after the Execution Date, (2) an offer of a party other than Buyer or an affiliate of Buyer to purchase the Property is approved by the Bankruptcy Court (or an appellate court) and Seller has paid Buyer the Break-Up Fee (as defined in
Section 8.2.1 below) or (3) if Buyer breaches the representations and warranties set forth in Section 6.4 hereof. This Agreement may be terminated by Buyer if the Bankruptcy Court does not enter the Procedure Order within 15 days after the Execution Date. This Agreement may also be terminated by mutual written consent of Seller and Buyer.

5. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby makes the following representations and warranties to Buyer:

      5.1 VALIDITY OF AGREEMENT. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.


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      5.2    ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to obtaining the Approval Order and the Procedures Order, Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all writings relating hereto.

      5.3 NO CONFLICTS OR VIOLATIONS. Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the certificate of incorporation or the by-laws of Seller; (ii) violate in any material respect any material statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party and which is material to Seller or by which Seller or its assets or properties may be bound which is material to Seller.

      5.4 TITLE TO PROPERTY. To the Knowledge of Seller and subject to obtaining the Approval Order, Seller owns, has the right to use, and has the right to transfer, all of the material Property. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all of the Property (or the insurance proceeds arising out of or related to damage, destruction or loss of any Assets occurring between the date hereof and the Closing Date), free and clear of any liens, claims or encumbrances.

       5.5 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. SELLER DOES NOT MAKE, AND HAS NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLER, PROPERTY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS SECTION 5 AND SECTION 9.10.

6. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the following representations and warranties to Seller:

      6.1 VALIDITY OF AGREEMENT. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      6.2 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto and to perform its obligations hereunder and thereunder.


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      6.3    NO CONFLICTS OR VIOLATIONS. The execution and delivery of this
Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Buyer; (ii) violate in any material respect any material statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party and which is material to Buyer or by which Buyer or its assets or properties may be bound which is material to Buyer.

      6.4 FINANCING. Buyer has sufficient funds available to consummate the transactions contemplated hereby.

7. "AS IS" TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5 OR SECTION 9.10, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ASSETS INCLUDING, WITHOUT LIMITATION, AS TO THE INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, THE PHYSICAL CONDITION OF ANY ASSETS, THE VALUE OF THE ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE ASSETS, THE TITLE OF THE ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5 OR SECTION 9.10, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ASSETS AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

8.    CONDUCT OF BUSINESS AND TRANSACTION PRIOR TO CLOSING.

      8.1 ACCESS TO RECORDS AND PROPERTIES OF SELLER. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Assets and all records

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pertaining to the Assets. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein. Until the Closing Date, Buyer agrees that it shall use its commercially reasonable efforts to cause its officers, employees, attorneys, consultants, advisors and agents as well as its successors and assigns, to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law and after written notice to Seller, or its assigns and successors, all information relating to the Property in its possession and will not release or disclose such information to any other person, except to its attorneys, financial advisors and other consultants, agents and advisors; PROVIDED, HOWEVER, that the foregoing obligations shall not apply to any such information (i) that is already known to Buyer (other than as a result of being acquired from Seller on a confidential basis or from others not bound by a duty of confidentiality or which becomes publicly available through no fault of Buyer, (ii) the furnishing or use of which is required by, or necessary in connection with, legal proceedings.

      8.2   BANKRUPTCY COURT APPROVALS.

              8.2.1 BANKRUPTCY COURT APPROVAL OF SALE PROCEDURES. Promptly following the Execution Date (and in no event later than 48 hours thereafter), Seller will file a motion (the "Sale Procedure Motion"), reasonably acceptable to Buyer, with the Bankruptcy Court requesting the entry of an order (the "Procedure Order") providing (i) the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of the transactions contemplated by this Agreement (and subsequent performance of its ongoing obligations hereunder), (ii) the time and date of an auction (the "Auction") to be held, prior to the Seller's consummation of the transactions contemplated by this Agreement, at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, located at 425 Park Avenue, New York, New York at which higher and better offers may be presented to Seller, (iii) that if Seller receives from a third party (other than Buyer or an affiliate thereof) an adequate higher and better offer at the Auction (as described in clause (vi) of this Section), and such third party offer is subsequently approved by the Bankruptcy Court (or an appellate court) and the transaction contemplated in such offer is consummated as provided by its terms, then Buyer will be entitled to receive from Seller a flat fee payment (not dependent on amounts actually expended or incurred by Buyer) in cash or other immediately available funds in the amount of $225,000 (the "Break-Up Fee") which payment shall be made to Buyer concurrently with the consummation of such third party sale, (iv) that no prospective third party will be permitted to bid at the Auction unless such party has, at least three business days before the Auction, been deemed "financially qualified" in the good faith judgment of Houlihan Lokey Howard & Zukin Capital ("HLHZ"), Seller's investment banker, and has provided HLHZ with a draft asset purchase agreement, marked to show changes from this Agreement, and has, at least one business day before the Auction, made a deposit with Seller in an amount of at least $600,000 in immediately available funds on terms substantially similar to the terms provided in Section 2.1.2 of this Agreement, (v) that all competing bids and draft asset

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purchase agreements shall be disclosed to Buyer promptly (but in no event later than 24 hours) after receipt by HLHZ, (vi) that no prospective third party who bids for the Property at Auction shall be entitled to purchase the Property unless such prospective third party offers to purchase the Property for consideration which is at least $300,000 greater than the consideration set forth in this Agreement (including all cash and non-cash consideration) and otherwise on terms at least as favorable to Seller as those set forth in this Agreement, (vii) that after any initial overbid, all further overbids must be in increments of at least $100,000 and (viii) that all overbidding must take place and be concluded at the Auction. Should overbidding take place, Buyer shall have the right, but not the obligation, to participate in the overbidding; provided, that if Buyer purchases the Property, Buyer shall not be entitled to receive the Break-Up Fee. Should an overbidder (other than Buyer or an affiliate thereof) be approved at the hearing on the Sale Motion, Buyer shall, to the extent it may do so without violation of law or contractual restrictions and without losing the benefit of the attorney-client privilege, deliver to such approved overbidder all third party reports, studies and the like resulting from Buyer's due diligence investigations conducted during the course of negotiating this Agreement or thereafter. Following the filing of the Sale Procedure Motion, Seller shall use reasonable efforts to obtain Bankruptcy Court approval of the Procedure Order. Buyer shall use reasonable efforts to cooperate with and assist Seller in its efforts to obtain entry of the Procedure Order.

               8.2.2 BANKRUPTCY COURT'S APPROVAL OF SALE. Promptly following the Execution Date, and contemporaneously with the filing of the Sale Procedure Motion, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion"), reasonably acceptable to Buyer, requesting entry of an order (the "Approval Order") which (i) approves the sale of the Property to Buyer on the terms and conditions set forth in this Agreement and the agreements and instruments contemplated hereby and authorizes Seller to proceed with the transactions contemplated hereby and thereby, (ii) includes a specific finding that Buyer is a good faith purchaser of the Property within the meaning of
Section 363(m) of the Bankruptcy Code, and (iii) states that the sale of the Property to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever. Following the filing of the Sale Motion, Seller shall use reasonable efforts to obtain entry of the Approval Order and Seller shall use reasonable efforts to have the Approval Order provide that the transaction contemplated hereby shall be exempt from any law imposing a stamp or similar tax in accordance with Section 1146(c) of the Bankruptcy Code. Buyer shall use reasonable efforts to cooperate with and assist Seller in its efforts to obtain entry of the Approval Order.

      8.3 INFORMATION REGARDING REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller and Buyer, respectively, agree that if, at any time prior to the Closing, it has knowledge of a breach of any of its representations or warranties or covenants, or that it will be unable to satisfy the conditions set forth in Sections 4.1 or 4.2, then it shall notify the other party in writing of such information promptly after obtaining such information, but no later than one day prior to the Closing.

      8.4 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of all conditions to Closing; PROVIDED that the foregoing shall not obligate either party or any of its Affiliates to: (a) divest any assets or agree to limit its future activities, method or place of doing business, (b) commence any litigation against any Person in order to facilitate the consummation of the transactions contemplated hereby or (c) defend against any litigation brought by any Person seeking to prevent the consummation of, or impose limitations on, the transactions contemplated hereby.

9.    MISCELLANEOUS.

      9.1 REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL. So long as the Case is pending, Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other Books and Records (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and
(b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof).

      9.2 NOTICES. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change its address by written notice in accordance with this paragraph.

           To Seller:                Unitel Video, Inc.
                                     555 West 57th Street
                                     Suite 1240
                                     New York, New York  10019
                                     Attn:  President
                                     Facsimile:  (212) 581-7748

           With a copy to:           Kaye, Scholer, Fierman, Hays & Handler, LLP

                                     425 Park Avenue
                                     New York, New York 10022
                                     Attn.:  Steven Canner and Mitchel Perkiel
                                     Facsimile: (212) 836-7149

                                     and

                                     Getzler & Co., Inc. 295 Madison Avenue
                                     New York, NY 10017
                                     Attn:  Joel Getzler, President
                                     Facsimile: (212) 697-4812

           To Buyer:                 NEP Supershooters, Inc.
                                     2 Beta Drive
                                     Pittsburgh, PA 15238
                                     Attn: Tom Shelburne and Debra Honkus
                                     Facsimile: (412) 826-1433

           With a copy to:           Doepken Keevican & Weiss
                                     58th Floor, USX Tower
                                     600 Grant Street
                                     Pittsburgh, PA 15219-2703
                                     Attn: David R. Berk, Esq.
                                     Facsimile: (412) 355-2609

                                     and

                                     Datemasch Milano & Associates
                                     411 Seventh Avenue
                                     Suite 1175
                                     Pittsburgh, PA 15219
                                     Attn: James V. Milano
                                     Facsimile: (412) 281-9167

      9.3 ENTIRE AGREEMENT. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the subject matter hereof. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

      9.4 MODIFICATION. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

      9.5 CLOSING DATE. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

      9.6 SEVERABILITY. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive to the extent provided herein.

      9.7 CAPTIONS. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

      9.8 FURTHER ASSURANCES. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

      9.9 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      9.10 BROKERAGE OBLIGATIONS. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on October 8, 1999 and HLHZ's commission, fees and expenses are to be paid by Seller in accordance with the terms and provisions of such order. Seller and Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability or obligations to any broker or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Seller in connection with the transactions contemplated hereby, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

      9.11 PAYMENT OF FEES AND EXPENSES. Except as provided in Section 3.5 above, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transactions described herein.

      9.12 SURVIVAL. Except for the covenants and agreements to be performed after the Closing Date (including the obligations of Seller under Sections 3.6 and 9.8), none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

      9.13 ASSIGNMENTS. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

      9.14 BINDING EFFECT. Subject to the provisions of Section 9.13 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

      9.15 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law.

      9.16 GOOD FAITH. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

      9.17 CONSTRUCTION. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

      9.18 COUNTERPARTS. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

      9.19 TIME IS OF THE ESSENCE. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

      9.20 BANKRUPTCY COURT JURISDICTION. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

      9.21    DEFINITIONS.  As used in this Agreement:

               9.21.1 "AFFILIATE" shall have the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended.

               9.21.2 "BOOKINGS" shall mean any contractual obligation or commitment, oral or written, to provide services with the Assets.


               9.21.3 "BOOKS AND RECORDS" shall mean all books and records (in whatever form) solely relating to the Property.

               9.21.4 "GOVERNMENTAL ENTITY" shall mean any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, including, without limitation, any court, and shall include any other adjudicative entity, including, without limitation, arbitrators and mediators.

               9.21.5 "KNOWLEDGE OF SELLER" shall mean, concerning a particular subject, area or aspect of the Business, the actual knowledge of Getzler & Co., Inc.

               9.21.6 "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, entity or Governmental Entity.

               9.21.7 "PROCEEDING" shall mean any civil, criminal or administrative action, suit, demand, claim, hearing, litigation, investigation (whether formal or informal), arbitration, or mediation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator and any appeal of such proceedings.

               9.21.8 "TAXES" shall mean all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

       IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.



                                     NEP SUPERSHOOTERS, INC.


                                               BY: /s/Thomas Shelburne
                                                   -------------------
                                                NAME: Thomas Shelburne
                                                     -----------------
                                                        ITS: President
                                                             ---------

                                     UNITEL VIDEO INC.
                                     DEBTOR AND DEBTOR IN
                                     POSSESSION

                                                 BY:   /s/Joel Getzler
                                                     -----------------
                                       NAME: JOEL GETZLER
                                             ITS: AUTHORIZED SIGNATORY

                                  Exhibit 1.1.1

                                     Assets

                                  Exhibit 1.1.3

                                Books and Records

    All books and records (in whatever form) solely relating to the Property.

                                  Exhibit 3.3.1

                              Form of Bill of Sale

                                                                   Exhibit 3.3.1

                              FORM OF BILL OF SALE

        Pursuant to the Asset Purchase Agreement (the "Agreement"), made and entered into as of March 20, 2000, by and between NEP Supershooters, Inc., a Pennsylvania corporation ("Buyer"), and Unitel Video, Inc., a Delaware corporation and Debtor and Debtor in Possession ("Seller") under Case No. 99-2979 (PJW) in the United States Bankruptcy Court for the District of Delaware, in consideration of the payment of $6,000,000, as adjusted pursuant to the Agreement, to Seller, receipt of which is hereby acknowledged, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, to and for the benefit of Buyer and its successors and assigns, to have and to hold all and singular to its own use forever, all of Seller's right, title and interest in and to all Property. Unless the context otherwise requires, capitalized terms used but not defined herein have the meanings set forth in the Agreement.

        Seller hereby constitutes and appoints Buyer and its successors and assigns, as the attorney-in-fact of Seller, with full power of substitution, to institute and prosecute, in the name of Seller or Buyer but on behalf of and for the benefit of Buyer, and at the expense of Buyer, all proceedings which Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in or to the Property and to defend and compromise any and all actions, suits or proceedings in connection with the Property. Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason (including the dissolution of Seller).

        Seller agrees that, at any time and from time to time after the delivery hereof, it will, upon the reasonable request and at the expense of Buyer, take all appropriate actions and execute and deliver all appropriate documents, instruments and conveyances of any kind which may be desirable to carry out the provisions of this Bill of Sale.


Date:                                  UNITEL VIDEO, INC.


                                       By:     ___________________________
                                          Name:
                                          Title:

                                  Exhibit 3.3.4

                   Form of Assignment and Assumption Agreement

                                                                   Exhibit 3.3.4


                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


        This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of this __ day of _______, 2000, by and between NEP Supershooters, a Pennsylvania corporation ("Buyer"), and Unitel Video, Inc., a Delaware corporation and Debtor and Debtor in Possession ("Seller") under Case No. 99-2979 (PJW) in the United States Bankruptcy Court for the District of Delaware, pursuant to the Asset Purchase Agreement (the "Purchase Agreement"), made and entered into as of March 20, 2000, by and between Buyer and Seller.

        Unless the context otherwise requires, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

                                    RECITALS

        WHEREAS, Seller desires to assign to Buyer the Bookings and Buyer desires to purchase and acquire and perform the Bookings;

        WHEREAS, Seller desires to execute and deliver this Agreement in furtherance of the Purchase Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. Upon the terms and subject to the conditions set forth in the Purchase Agreement, as of the date hereof, Seller does hereby sell, assign, convey, transfer and deliver unto and vest in Buyer, its successors and assigns, the Bookings and all of Seller's right, title and interest in and to the Bookings. Buyer hereby accepts the sale, assignment, conveyance, transfer and delivery of the Bookings, and hereby agrees to assume, pay, perform and be bound by all of the duties, obligations and liabilities of Seller under the Bookings as set forth in the Purchase Agreement.

        2. Upon the terms and subject to the conditions set forth in the Purchase Agreement and as of the date hereof, Buyer hereby assumes each of the Bookings and agrees to pay, perform and discharge the Bookings when due.

        3. Each party further agrees to execute and deliver to the other party, or cause to be executed and delivered, on or after the date hereof, all other instruments, and will take all reasonable actions as the other party may from time to time reasonably request in order to effectuate the provisions of this Agreement.

        4. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought against either of the parties in the United States Bankruptcy Court for the District of Delaware and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served anywhere in the world, whether within or without the State of Delaware.

        5. This Agreement may not be amended, modified, supplemented or waived orally and may only be so amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.

        6. This Agreement and all of the terms and provisions hereof shall inure to the benefit and shall be binding upon the parties hereto and their respective successors, transferees and assigns.

        7. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

        8. This Agreement and all amendments hereof and waivers and consents hereunder shall be governed by and construed in accordance with, and all disputes arising hereunder shall be resolved in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     NEP SUPERSHOOTERS, INC.

                                     By:______________________________
                                        Name:
                                        Title:



                                     UNITEL VIDEO, INC.

                                     By:______________________________
                                        Name:
                                        Title:

                                  Exhibit 3.5.2

                       Purchase Price Allocation Schedule

                                   Exhibit 3.6

                                    Bookings

                                  CONFIDENTIAL

INCLUDES BOOKINGS WITH THE FOLLOWING ENTITIES:
ABC
Academy of Achievement
Automatic Tenth Planet
Automatic Productions
BET Entertainment
Bill Urban
Bob Bain Productions
Cal Tech Production Partners
Colbert Productions
David Nash
Dick Clark Productions
Farm Club
Farm Club
Ken Ehrlich Productions
Marilyn Seabury
MTV
NEP
Nickelodeon
Planet Grande
Politically Incorrect, Inc.
Rickmill Productions
Sony Classical
WETA
WNET